Exhibit 10.1

AMENDMENT NUMBER THREE TO THE
DEFERRED COMPENSATION PLAN
OF WATER PIK TECHNOLOGIES, INC.

Recitals

WHEREAS, Water Pik Technologies, Inc. (“Employer”) has adopted an executive deferred compensation plan for the benefit of its executive employees (the “Plan”);

WHEREAS, effective July 2, 2001, the Plan was amended and restated by adoption of the CORPORATEplan for Retirement Select Plan Document (eff. Date 04/11/94), as sponsored by Fidelity Management & Research Company;

WHEREAS, effective January 1, 2003, the Plan was amended by modifying Section 1.05(b) to require that the amount of a Company matching contribution for each Participant shall be determined by a resolution of the Board of Directors;

WHEREAS, compensation deferred by participants in the Plan that was not earned and vested as of December 31, 2004 is subject to the requirements of Section 409A of the Internal Revenue Code (“Section 409A”);

WHEREAS, Employer considers it advisable to subject all amounts deferred under the Plan (including, but not limited to, amounts earned and vested as of December 31, 2004) to the requirements of Section 409A;

Amendment

RESOLVED, that the Plan is hereby amended, effective as of January 1, 2005, by adding the following Appendix A:

“APPENDIX A

SECTION 409A TRANSITION RULES

A1.  As contemplated by IRS Notice 2005-1 and subsequent guidance from the IRS, a Plan participant may elect in writing on or before December 29, 2005 to cancel his or her Plan deferral elections (in whole or in part) as to bonuses paid in 2005 and/or salary paid in 2005 or 2006, and/or to cancel his or her Plan participation, in which case the amount otherwise deferred by the participant to the Plan with respect to such a cancelled election (adjusted for deemed earnings and losses pursuant to the Plan for the period commencing with the date such deferred amount was credited to the Plan through the time such amount is paid to the participant) shall be paid to the participant (subject to required tax withholding and other authorized deductions) promptly after December 29, 2005 and in all cases no later than December 31, 2005.

A2.  As contemplated by IRS Notice 2005-1 and subsequent guidance from the IRS, a Plan participant may elect in writing to change all distribution elections such participant has made with respect to compensation deferred under the Plan, and any such election change need not comply with the requirements of Section 409A of the Code applicable to changes in distribution elections; provided, however, that any such change must be made on or before December 29, 2006, and provided, further, that to the extent that such change relates to distributions that would otherwise be made in 2006 or would result in any distributions being made in 2006, such change must be made on or before December 29, 2005.

A3.  Any election made by a Plan participant under this Appendix A must be irrevocable as of the date such election is required to be made pursuant to the terms hereof and must otherwise comply with the procedures for making distribution elections set forth in this Plan.”

IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed effective as of December 23, 2005.

EMPLOYER:	Water Pik Technologies, Inc.

BY:	/s/	THERESA HOPE-REESE
Theresa Hope-Reese
Vice President, Human Resources